Norfolk Southern Corporation, 650 W. Peachtree Street NW, Atlanta, Ga. 30308

FOR IMMEDIATE RELEASE

Norfolk Southern reports fourth-quarter and full-year 2021 results

Railroad achieves record low fourth-quarter and full-year operating ratios

ATLANTA, January 26, 2022 – Norfolk Southern Corporation (NYSE: NSC) today reported fourth-quarter and full-year 2021 financial results which included fourth-quarter and full-year records for income from railway operations and operating ratio.

Fourth-quarter net income was $760 million, diluted earnings per share were $3.12, and the operating ratio improved to 60.4%. Full-year net income was $3.0 billion, diluted earnings per share were $12.11 and the operating ratio improved to 60.1%.

“The fourth quarter marks the successful completion of the ambitious three-year strategic plan we launched in 2019,” said James A. Squires, Norfolk Southern chairman and CEO. “We achieved significant additional improvement in productivity while overcoming the headwinds associated with the pandemic and global supply chain disruptions. Our team continues to deliver long-term value to our shareholders and customers, and we are in an excellent position to build on these results moving forward.”

Fourth-quarter summary

•	Railway operating revenues of $2.85 billion increased 11%, or $279 million, compared with fourth-quarter 2020, driven by a 15% increase in revenue per unit.

•	Railway operating expenses were $1.7 billion, an increase of 8%, or $134 million, compared with the same period last year due to higher fuel and purchased services expenses.

•	Income from railway operations was a fourth-quarter record of $1.1 billion, an increase of 15%, or $145 million, year-over-year.

•	The railway operating ratio was 60.4%, a fourth-quarter record.

2021 summary

•	Railway operating revenues of $11.1 billion improved 14%, or $1.35 billion, reflecting an 8% increase in revenue per unit and 5% higher volume versus a year ago. Volume increased in all major commodity groups.

•	Railway operating expenses were $6.7 billion, a decrease of 1%, or $92 million, compared with last year.
o	Last year’s results included a $385 million non-cash locomotive rationalization charge and a $99 million non-cash impairment charge related to an equity-method investment. Excluding those charges, operating expenses were up 6%, or $392 million, compared with adjusted operating expenses in 2020, driven by higher fuel, purchased services and compensation and benefit expenses.

•	Income from railway operations was a record $4.45 billion, up 48% or $1.45 billion.
o	Excluding the effects of the locomotive rationalization and impairment charges in 2020, income from railway operations was up 28%, or $961 million, on a year-over-year adjusted basis.

•	Railway operating ratio was 60.1%, an all-time record and an improvement of 920 basis points over 2020.
o	Excluding the effects of the locomotive rationalization and impairment charges in 2020, the operating ratio improved 430 basis points over the adjusted results for 2020.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and cost-effective shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

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Media Relations, 404-420-4444

Investor Inquiries:

Meghan Achimasi, 470-867-4807

Non-GAAP Financial Measures
This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Reconciliation of Non-GAAP Financial Measures

Information included within this filing includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of a non-cash charge in the first quarter of 2020 related to the sale of 703 locomotives. The introduction of precision scheduled railroading in 2019 continues to provide significant benefits to the network operations and resulted in excess capacity resulting in the sale of these locomotives. GAAP financial results are also adjusted to exclude the effects of an impairment charge in the third quarter of 2020 related to an equity method investment.

Norfolk Southern believes that these non-GAAP financial measures provide valuable information regarding its earnings and business trends by excluding specific items that it believes are not indicative of the ongoing operating results of its business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry by excluding the effects of the locomotive and impairment charges. These non-GAAP financial measures are being provided as supplemental information to Norfolk Southern’s GAAP financial measures, and Norfolk Southern believes these measures provide investors with additional meaningful financial information regarding our operational performance. Norfolk Southern also uses these non-GAAP measures as supplemental measures to evaluate its business and performance.

($ in millions)
2020
Railway operating expenses	$6,787
Effect of locomotive & investment impairment charges	(484)
Adjusted railway operating expenses	$6,303
Income from railway operations	$3,002
Effect of locomotive & investment impairment charges	484
Adjusted income from railway operations	$3,486
Operating ratio (%)	69.3
Effect of locomotive & investment impairment charges (%)	(4.9)
Adjusted operating ratio (%)	64.4

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